Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeffrey B. Murphy, CEO Alfred L. LaTendresse, EVP and CFO RTW, Inc. (952) 893-0403

RTW, Inc. Names Jeffrey B. Murphy as New Chief Executive Officer

MINNEAPOLIS — December 17, 2003, RTW, Inc. (“RTW” Nasdaq: RTWI) announced today that the Board of Directors has elected Jeffrey B. Murphy, the Company’s current Chief Financial Officer to the position of President and Chief Executive Officer of RTW effective immediately. Mr. Murphy succeeds J. Alexander Fjelstad, President and Chief Executive Officer since December 2001, who notified RTW that he would not renew his employment contract. Mr. Fjelstad also resigned as a director of the Company effective immediately. Mr. Fjelstad commented, “I came back to the Company after retiring in 1998 to return it to profitability and steady its course. I have accomplished these objectives and am pleased about the condition in which I leave the Company. I am looking forward to again focusing on other opportunities outside of RTW.” Mr. Fjelstad has agreed to provide services as requested by the Company through March 31, 2004.

     Mr. Murphy has served as Chief Financial Officer of the Company since 2000 and has been with RTW since 1994. Mr. Murphy further named Alfred L. LaTendresse, the Company’s current Executive Vice President and former Chief Financial Officer from 1990 to 1998, to the position of Executive Vice President and Chief Financial Officer of the Company, effective immediately.

     Mr. Murphy commented, “Mr. Fjelstad provided outstanding leadership during a crucial time in the Company’s history and leaves the Company in excellent condition. I am excited about the future of RTW and am pleased to be leading this Company forward with an excellent executive team. I thank Mr. Fjelstad for his commitment, passion and leadership with which he led this organization during the past two years and wish him well in his future opportunities.”

     The Company further announced that the Board elected John O. Goodwyne as Chairman of the Board effective immediately and further named David C. Prosser Chairman Emeritus of the Board. Mr. Goodwyne commented, “We want to thank David for his leadership over the years and look forward to our continuing relationship with him as Chairman Emeritus.”

     Commenting on these changes, Mr. Goodwyne said, “We are pleased that Mr. Murphy is available to provide continuity in the management change. We are confident in the abilities of Mr. Murphy and the current management team to lead RTW into the future. Mr. Murphy brings to this position an intimate understanding of the Company’s finances as well as a long history and a depth of knowledge of the organization and the insurance industry. He also has developed relationships that are key to the organization going forward. We thank Mr. Fjelstad for his many contributions to the organization and wish him well in his new endeavors.”

     RTW, Inc., based in Minneapolis, Minnesota, manages workers’ compensation programs for insured and self-insured employers using its proprietary management systems, the RTW

SOLUTION® and ID15®. RTW’s workers’ compensation management system is designed to lower employers’ costs and return injured employees to work as soon as possible. RTW offers its services to employers in Minnesota, Wisconsin, South Dakota, Colorado, Michigan and Indiana. Clients span many industries, including manufacturing, health care, hospitality and wholesale/retail.

     RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.

     Safe Harbor Statement: Some of the statements made in this News Release, as well as statements made by the Company in periodic press releases and oral statements made by the Company’s officials to analysts and shareholders in the course of presentations about the Company, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things: (i) the Company’s ability to retain renewing policies and write new business with a B (Fair) rating from A.M. Best; (ii) the Company’s ability to continue to increase pricing in the markets in which it remains; (iii) the ability of the Company’s reinsurers to honor their obligations; (iv) the Company’s ability to accurately predict claim development; (v) the Company’s ability to manage both its existing claims and new claims in an effective manner; (vi) the Company’s experience with claims frequency and severity; (vii) competition and the regulatory environment in which the Company operates; (viii) general economic and business conditions; (ix) the Company’s ability to obtain and retain reinsurance at a reasonable cost; (x) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xi) interest rate changes; and (xii) other factors as noted in the Company’s other filings with the SEC. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact the Company’s future performance.